Exhibit 99.1

Tripath Technology Inc. Shares to be Traded on the Nasdaq SmallCap Stock Market

SAN JOSE, Calif., August 23, 2005: Following a Nasdaq Listing Qualifications Panel determination, effective at the opening of business on Wednesday, August 24, 2005, the common stock securities of Tripath Technology Inc. (Nasdaq: TRPH) will transfer from the Nasdaq National Market to the Nasdaq SmallCap Market. The Panel reviewed the Company’s ability to satisfy the continued listing requirements applicable to Nasdaq National Market issuers. The Company’s continued listing on the Nasdaq SmallCap Stock Market is subject to its successful completion of an application and review process.

About Tripath Technology

Based in San Jose, Calif., Tripath Technology Inc. is a fabless semiconductor company that focuses on providing highly efficient power amplification to the TV, Home Theater, Automotive and Consumer & PC Convergence markets. Tripath owns the patented technology called Digital Power Processing (DPP®), which leverages modern advances in digital signal processing and power processing. Tripath markets audio amplifiers with DPP® under the brand name Class-T®. Tripath’s current customers include, but are not limited to, companies such as Alcatel, Alpine, Hitachi, JVC, Samsung, Sanyo, Sharp, Sony and Toshiba. For more information on Tripath please visit Tripath’s web site at www.tripath.com.

Contact:

Tripath Technology Inc.

Jeffrey L. Garon

408-750-6801

jgaron@tripath.com